Exhibit 10.14

SPESCOM SOFTWARE LIMITED

(Registered number 2253256)

(the “Company”)

To: Absa Bank Limited

(the “Bank”)

9th November 2005

Dear Sirs

Facility Letter dated 17 April 2000 (and entered into by Spescom Limited (a company incorporated under the laws of the Republic of South Africa with registered number 1987/001083/06) (the “Borrower”) on 18 April 2000) between the Borrower and the Bank as amended and restated by the First Supplemental Agreement dated 31 May 2002 between the Borrower and the Bank (the “Facility Letter”).

1              We refer to the Facility Letter. Terms and expressions defined or used in the Facility Letter shall, unless the context otherwise requires, bear the same meanings in this letter.

2              We also refer to the Guarantee and Indemnity dated 31 May 2002 (the “Guarantee”) entered into by the Borrower in favour of the Bank.

3              The Facility Letter is to be the subject of amendment and restatement in accordance with the terms of a second supplemental agreement (the “Second Supplemental Agreement”) to be entered into on or about the date of this letter between the Bank and the Borrower.

4              We, the Company, acknowledge, confirm and agree that:

(a)           we have not given notice to the Bank to determine the Guarantee under Clause 3 of the Guarantee;

(b)           the Guarantee continues in full force and effect in accordance with its terms and guarantees all present and future obligations and liabilities which are for the time being (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) due, owing or incurred by the Borrower or any Subsidiary (as defined in the Guarantee) to the Bank on any account whatsoever; and

(c)           the amendments made to the Facility Letter by the Second Supplemental Agreement and the entry into of the Second Supplemental Agreement shall not affect the legality, validity or binding nature of our obligations under the Guarantee.

5              Each representation and warranty contained in the Guarantee, if any, remains true and correct in all respects and is deemed to be repeated as at the date hereof and the Effective Date (as defined in the Second Supplemental Agreement) and we confirm that we are in compliance with all of our other obligations contained in the Guarantee.

6              This letter is designated a Finance Document executed pursuant to the Facility Letter.

7              Clause 29 of the Guarantee shall be deemed incorporated in this letter but as if references to the Guarantee were references to this letter.

6              Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce a provision of this letter pursuant to the Contracts (Rights of Third Parties) Act 1999. The parties hereto may rescind or vary this letter without the consent of a third party to whom an express right to enforce any of its terms has been provided.

Please countersign below to confirm your agreement to these terms.

This letter is executed and delivered as a deed, notwithstanding the fact that the Bank may sign under hand, on the date first above written.

Executed and delivered as a deed by

Spescom Software Limited

acting by:

Director:	/s/ John W. Low
Print Full Name:	John W. Low

Director:	/s/ Ben Martin
Print Full Name:	Ben Martin

Being a person(s) who, in accordance with the laws of that territory, is acting under the authority of that company.

We agree the above

For and on behalf of

ABSA Bank Limited

Date:	November 9th 2005